FOR IMMEDIATE RELEASE

Lear Contacts:
Ed Lowenfeld
(248) 447-4380

Tim Brumbaugh
(248) 447-1329

Lear Reports First Quarter 2023 Results

SOUTHFIELD, Mich., April 27, 2023 -- Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today reported results for the first quarter 2023.

First Quarter 2023 Highlights

•Sales increased 12% to $5.8 billion, compared to $5.2 billion in the first quarter of 2022
•Sales growth over market of 6 percentage points, with Seating at 6 percentage points and E-Systems at 4 percentage points
•Net income of $144 million and adjusted net income of $166 million, compared to $49 million and $108 million, respectively, in the first quarter of 2022
•Core operating earnings increased 43% to $263 million, compared to $184 million in the first quarter of 2022
•Earnings per share of $2.41 and adjusted earnings per share of $2.78, compared to $0.82 and $1.80, respectively, in the first quarter of 2022
•Net cash provided by (used in) operating activities of $(36) million and free cash flow of $(147) million, compared to $221 million and $90 million, respectively, in the first quarter of 2022
•Completed I.G. Bauerhin (“IGB”) acquisition which will further expand product capabilities in thermal comfort systems
•Conquest award previously announced to supply complete seats for the Wagoneer and Grand Wagoneer launching in late 2023
•Key electrification awards, including a battery disconnect unit (BDU) for a new Stellantis electric vehicle, as well as additional volume for our intercell connect board (ICB) for General Motors’ Ultium Battery platform
•Recognized as a GM Supplier of the Year for the 6th consecutive year and for the 22nd time overall
•Cash and cash equivalents at quarter-end of $899 million and total liquidity of $2.9 billion
•Returned $72 million to shareholders through dividends and share repurchases

(more)

“Lear started the year strong, delivering significant increases in revenue and earnings in the first quarter compared to last year and strong growth over market in both businesses,” said Ray Scott, Lear’s President and Chief Executive Officer. “We expect our positive momentum to continue as recent business awards and strong backlog in both business segments will continue to drive above market growth. Yesterday, we completed the acquisition of IGB, which will add new product technology and scale to our growing thermal comfort systems business and further differentiate Lear as the preferred provider of automotive seating. In E-Systems, new electrification awards included a BDU award for a new Stellantis electric vehicle as well as additional volume on our intercell connect board to support General Motors’ Ultium battery platform. Lear is a leader in operational excellence, quality and innovation, which will continue to drive profitable growth and increased value for our stakeholders.”

First Quarter Financial Results
(in millions, except per share amounts)

	2023	2022
Reported
Sales	$5,845.5	$5,208.4
Net income	$143.6	$49.4
Earnings per share	$2.41	$0.82

Adjusted(1)
Core operating earnings	$263.4	$183.7
Adjusted net income	$165.8	$108.1
Adjusted earnings per share	$2.78	$1.80

In the first quarter, global vehicle production increased by 6% compared to a year ago, with North America up 10%, Europe up 17% and China down 8%. Global vehicle production increased 8% on a Lear sales-weighted basis(2).

Sales in the first quarter increased 12% to $5.8 billion compared to a year ago. Excluding the impact of commodities, foreign exchange and acquisitions, sales were up 14%, reflecting increased production on key Lear platforms and the addition of new business in both of our business segments. Sales growth over market in the first quarter was 6 percentage points, driven primarily by the impact of new business in both business segments and favorable platform mix.

Core operating earnings were $263 million, or 4.5% of sales, compared to $184 million, or 3.5% of sales, in 2022. The increase in earnings resulted primarily from higher production on key Lear platforms and the addition of new business, which was partially offset by the impact of foreign exchange. In the Seating segment, margins and adjusted margins were 6.4% and 6.7% of sales, respectively. In the E-Systems segment, margins and adjusted margins were 3.0% and 3.5% of sales, respectively.

Earnings per share were $2.41. Adjusted earnings per share were $2.78, up 54% compared to a year ago, primarily reflecting higher operating earnings.

In the first quarter of 2023, net cash provided by (used in) operating activities was $(36) million, and free cash flow(1) was $(147) million.

(1) For more information regarding our non-GAAP financial measures, see “Non-GAAP Financial Information” below.

(2) The production change on a Lear sales-weighted basis is calculated using Lear’s prior year regional sales mix and first quarter fiscal calendar. Management believes this provides a more meaningful comparison of the Company’s global revenue growth relative to global vehicle production.

IGB Acquisition

On April 26, 2023, we completed the acquisition of IGB, which is the final piece of Lear’s comprehensive strategy to develop and integrate a complete portfolio of thermal comfort systems for automotive seating. IGB provides new product capabilities including active cooling technologies, steering wheel heating and occupant detection sensors. IGB also provides additional scale to our seat heating, seat ventilation and panel heating capabilities and complements the lumbar and massage capabilities we acquired from Kongsberg in February 2022. Lear is the most vertically integrated and only global seat supplier with comprehensive product capabilities that efficiently integrate seat heating, ventilation, active cooling, massage and lumbar into the complete seat to improve performance while reducing weight, cost and complexity.

The transaction will be financed through a $150 million delayed-draw term loan facility. The term loan facility has a three-year maturity and is fully prepayable without penalty.

Share Repurchase Program

During the first quarter of 2023, we repurchased 182,902 shares of our common stock for a total of $25.1 million. At the end of the first quarter, we had a remaining share repurchase authorization of approximately $1.2 billion, which expires on December 31, 2024, and reflects approximately 16% of our total market capitalization at current market prices.

Since initiating the share repurchase program in 2011, we have repurchased 53.4 million shares of our common stock for a total of $4.9 billion at an average price of $91.71 per share. This represents a reduction of approximately 51% of our shares outstanding since the time we began the program.

2023 Financial Outlook

Our 2023 financial outlook, which is unchanged from our prior outlook, is summarized below:

Full Year 2023 Financial Outlook
Net Sales	$21,200 - $22,200 million
Core Operating Earnings	$875 - $1,075 million
Adjusted EBITDA	$1,475 - $1,675 million
Restructuring Costs	≈$100 million
Operating Cash Flow	$1,075 - $1,225 million
Capital Spending	≈$700 million
Free Cash Flow	$375 - $525 million

The industry volume assumptions underlying Lear’s 2023 financial outlook are derived from several sources, including internal estimates, customer production schedules and the most recent S&P Global Mobility production estimates for Lear’s vehicle platforms.

The financial outlook is based on a full year average exchange rate of $1.05/Euro and 7.00 RMB/$.

Certain of the forward-looking financial measures above are provided on a non-GAAP basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with GAAP because to do so would be potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

First Quarter 2023 Conference Call and Webcast Information

A conference call and webcast will be held to discuss Lear’s first quarter 2023 financial results and related matters on April 27, 2023, at 8:30 a.m. EDT. The webcast link for the conference call will be available through Lear’s investor relations webpage at ir.lear.com. In addition, the conference call can be accessed by dialing 1-877-883-0383 (domestic) or 1-412-902-6506 (international) with Conference I.D. 2138538. The webcast replay will be available two hours following the call.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included throughout this press release, the Company has provided information regarding “pretax income before equity income, interest, other expense, restructuring costs and other special items” (core operating earnings or adjusted segment earnings), “pretax income before equity income, interest, other expense, depreciation expense, amortization of intangible assets, restructuring costs and other special items” (adjusted EBITDA), “adjusted depreciation and amortization,” “adjusted net income attributable to Lear” (adjusted net income), “adjusted diluted net income per share attributable to Lear” (adjusted earnings per share) and “free cash flow” (each, a non-GAAP financial measure). Other expense includes, among other things, non-income related taxes, foreign exchange gains and losses, gains and losses related to certain derivative instruments and hedging activities, gains and losses on the disposal of fixed assets and the non-service cost components of net periodic benefit cost. Adjusted depreciation and amortization represents depreciation expense and amortization of intangible assets adjusted for intangible asset impairment charges. Adjusted net income and adjusted earnings per share represent net income attributable to Lear and diluted net income per share attributable to Lear, respectively, adjusted for restructuring costs and other special items, including the tax effect thereon. Free cash flow represents net cash provided by (used in) operating activities less capital expenditures.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, adjusted EBITDA, adjusted depreciation and amortization, adjusted net income and adjusted earnings per share are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company's core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.

Core operating earnings, adjusted EBITDA, adjusted depreciation and amortization, adjusted net income, adjusted earnings per share and free cash flow should not be considered in isolation or as a substitute for net income attributable to Lear, diluted net income per share attributable to Lear, cash provided by (used in) operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and its other Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, supply chain disruptions, commodity prices, changes in foreign exchange rates, the impact of restructuring actions and the Company's success in implementing its operating strategy.

Information in this press release relies on assumptions in the Company's sales backlog. The Company's sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs. The Company enters into contracts with its customers to provide production parts generally at the beginning of a vehicle’s life cycle. Typically, these contracts do not provide for a specified quantity of production, and many of these contracts may be terminated by the Company’s customers at any time. Therefore, these contracts do not represent firm orders. Further, the calculation of the sales backlog does not reflect customer price reductions on existing or newly awarded programs. The sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

About Lear Corporation

Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Lear’s diverse team of talented employees in 37 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks 186 on the Fortune 500. Further information about Lear is available at lear.com or on Twitter @LearCorporation.

Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	April 1, 2023	April 2, 2022
Net sales	$5,845.5	$5,208.4

Cost of sales	5,415.5	4,886.9
Selling, general and administrative expenses	176.8	177.3
Amortization of intangible assets	15.9	15.7
Interest expense	24.2	24.9
Other expense, net	13.7	27.3

Consolidated income before income taxes and equity in net income of affiliates	199.4	76.3
Income taxes	45.6	20.4
Equity in net income of affiliates	(9.6)	(10.7)

Consolidated net income	163.4	66.6
Net income attributable to noncontrolling interests	19.8	17.2

Net income attributable to Lear	$143.6	$49.4

Diluted net income per share attributable to Lear	$2.41	$0.82

Weighted average number of diluted shares outstanding	59.6	60.2

Lear Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	April 1, 2023	December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$898.5	$1,114.9
Accounts receivable	4,143.1	3,451.9
Inventories	1,676.2	1,573.6
Other	860.8	853.7
	7,578.6	6,994.1
Long-Term:
PP&E, net	2,840.9	2,854.0
Goodwill	1,666.7	1,660.6
Other	2,318.0	2,254.3
	6,825.6	6,768.9

Total Assets	$14,404.2	$13,763.0

LIABILITIES AND EQUITY
Current:
Short-term borrowings	$16.6	$9.9
Accounts payable and drafts	3,578.9	3,206.1
Accrued liabilities	1,997.0	1,961.5
Current portion of long-term debt	5.1	10.8
	5,597.6	5,188.3
Long-Term:
Long-term debt	2,591.6	2,591.2
Other	1,185.6	1,153.2
	3,777.2	3,744.4

Equity	5,029.4	4,830.3

Total Liabilities and Equity	$14,404.2	$13,763.0

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	April 1, 2023	April 2, 2022
Net Sales
North America	$2,380.0	$2,197.8
Europe and Africa	2,231.0	1,791.2
Asia	1,019.5	1,030.1
South America	215.0	189.3
Total	$5,845.5	$5,208.4

Content per Vehicle [1]
North America	$611	$610
Europe and Africa	$473	$439

Free Cash Flow [2]
Net cash provided by (used in) operating activities	$(35.6)	$220.7
Capital expenditures	(111.8)	(130.3)
Free cash flow	$(147.4)	$90.4

Core Operating Earnings [2]
Net income attributable to Lear	$143.6	$49.4
Interest expense	24.2	24.9
Other expense, net	13.7	27.3
Income taxes	45.6	20.4
Equity in net income of affiliates	(9.6)	(10.7)
Net income attributable to noncontrolling interests	19.8	17.2
Restructuring costs and other special items -
Costs related to restructuring actions	14.6	32.3
Acquisition costs	0.3	10.0
Intangible asset impairment	0.9	—
Costs related to typhoon in the Philippines	0.5	10.8
Other	9.8	2.1
Core operating earnings	$263.4	$183.7

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(continued)
(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	April 1, 2023	April 2, 2022
Adjusted Net Income and Adjusted Earnings Per Share [2]
Net income attributable to Lear	$143.6	$49.4
Restructuring costs and other special items -
Costs related to restructuring actions	14.6	32.3
Acquisition costs	0.3	10.0
Intangible asset impairment	0.9	—
Costs related to typhoon in the Philippines	0.5	10.8
Foreign exchange (gains) losses due to foreign exchange rate volatility related to Russia	(1.0)	11.4
Loss related to affiliate	5.0	—
Other	5.0	6.2
Tax impact of special items and other net tax adjustments [3]	(3.1)	(12.0)
Adjusted net income	$165.8	$108.1

Weighted average number of diluted shares outstanding	59.6	60.2

Diluted net income per share available to Lear	$2.41	$0.82

Adjusted earnings per share	$2.78	$1.80

Adjusted Depreciation and Amortization [2]
Depreciation and amortization	$147.2	$143.4
Less - Intangible asset impairment	0.9	—
Adjusted depreciation and amortization	$146.3	$143.4

Diluted Shares Outstanding at End of Period [4]	59,392,786	60,593,630

[1] Content per Vehicle for 2022 has been updated to reflect actual production levels.

[2] See "Non-GAAP Financial Information" included in this press release.

[3] Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items. The identification of these tax items is judgmental in nature, and their calculation is based on various assumptions and estimates.

[4] Calculated using stock price at end of quarter.

Lear Corporation and Subsidiaries
Segment Supplemental Data
(Unaudited; in millions, except margins)

	Three Months Ended
	April 1, 2023	April 2, 2022
Adjusted Segment Earnings

Seating
Net sales	$4,453.0	$3,912.5

Segment earnings	$285.8	$200.1
Restructuring costs and other special items -
Costs related to restructuring actions	12.0	17.3
Acquisition costs	—	0.1
Costs related to typhoon in the Philippines	—	0.1
Other	2.6	0.1
Adjusted segment earnings	$300.4	$217.7

Segment margins	6.4%	5.1%

Adjusted segment margins	6.7%	5.6%

E-Systems
Net sales	$1,392.5	$1,295.9

Segment earnings	$42.3	$15.9
Restructuring and other special items -
Costs related to restructuring actions	2.3	15.0
Intangible asset impairment	0.9	—
Costs related to typhoon in the Philippines	0.4	10.5
Other	3.0	0.5
Adjusted segment earnings	$48.9	$41.9

Segment margins	3.0%	1.2%

Adjusted segment margins	3.5%	3.2%